UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 30, 2013

CORNERWORLD CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	333-128614	98-0441869
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

13010 Preston Road, Suite 100

Dallas, Texas 75240

(Address of principal executive offices) (zip code)

(888) 837-3910

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On April 16, 2013, CornerWorld Corporation (the “Company”) received a notice of default from Emerald Crest Management Company, LLC (“ECC”) pursuant to that certain credit agreement dated March 30, 2011 (the “Credit Agreement”) by and among S Squared, LLC and Enversa Companies, LLC (collectively “Borrowers”) and Sovereign Emerald Crest Capital Partners II, LP and Pacific Specialty Insurance Company (collectively the “Senior Lenders”) providing notice that the Company would be in default on April 30, 2013. ECC also stated in its notice that the Company would be required to pay interest at the default rate of 20% effective May 1, 2013.

The Company understands that ECC believes that the Company has violated item 2.05(B)(ii) of the Credit Agreement which established a minimum threshold for earnings for the Company’s marketing division, Enversa Companies, LLC (“Enversa”). The Company believes the April 16 notice constitutes a written notice of default. As a result the Company believes that the Senior Lien Enforcement Trigger on the Global Collateral, as defined in the loan documents, has been initiated as of April 30, 2013.

The Credit Agreement mandates that Enversa’s trailing twelve month earnings on April 30, 2013 multiplied by a factor of three must exceed the current Senior Lenders’ loan balance of $3,700,000 as of the same date. The Company has not yet closed its books for the period ended April 30, 2013 but it does not believe that Enversa’s earnings will exceed the minimum required for compliance. As a result of this shortfall, the Company is required to accelerate a portion of the notes payable to its Senior Lenders and these amounts will become due and payable on June 30, 2013. At this time, the Company estimates the accelerated payments could total $1.7 million and the Company’s current forecasts show that the Company does not expect to have the funds necessary to make this payment.

All of the Company’s secured payables are cross-defaulted to the Senior Lenders and, accordingly, the Company believes it is now in default to all of its junior lenders. Amounts due to secured junior creditors as of April 30, 2012 total approximately $3.9 million. Pursuant to that certain Subordination Agreement dated March 30, 2011 (“Subordination Agreement”) between Borrowers and Senior Lenders, among other parties, the Company is precluded from paying any amounts to junior creditors when in default to the Senior Lenders. Further, the Subordination Agreement provides that, any missed payments of principal or interest due to Junior Creditors resulting from a default to the Senior Lenders, are added to the balance of the respective Junior Lenders’ loans and become additional installments to them after the final maturity of their loan.

The Company is currently exploring all of its options to address the notice of default including, but not limited to selling assets and raising additional capital in the form of either debt or equity and has also held negotiations with the Senior Lenders. There can be no assurances at this time that the Company will be successful in its efforts to raise additional capital or refinance amounts payable to the Senior Lenders. Should the Company be unsuccessful in raising additional capital or negotiating with its Senior Lenders, actions may be taken pursuant to the Credit Agreement which include, among other remedies, foreclosure on the Company’s assets. Such actions would have a material adverse effect on the Company’s liquidity, financial condition and results of operations.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CornerWorld Corporation

Dated: May 6, 2013	By:	/s/ V. Chase McCrea III V. Chase McCrea III Chief Financial Officer